Exhibit 107.1

CALCULATION OF FILING FEE

Form S-8
(Form type)

HNI Corporation
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Rule 457(c) and Rule 457(h)	1,100,778	$25.67	$28,256,971.26	$0.00011020	$3,113.92 (3)

Total Offering Amounts					$28,256,971.26		$3,113.92
Total Fee Offsets							$0
Net Fee Due							$3,113.92

(1)
Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional securities that may become issuable under the HNI Corporation Stock Incentive Plan for Legacy Kimball Employees by the Corporation by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Corporation’s outstanding shares of common stock.

(2)
Estimated solely for purposes of calculation of the Registration Fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low prices of the common stock of the Corporation as reported on the New York Stock Exchange on May 31, 2023, a date that is within five business days prior to the date of the filing of this Registration Statement.

(3)	Rounded up to the nearest penny.